Cellular Dynamics International, Inc.
University Research Park
525 Science Drive, Suite 200
Madison, WI 53711

July 10, 2013

Mr. Timothy D. Daley
4126 Meyer Avenue
Madison, WI 53711

Dear Mr. Daley:

This letter (when executed and delivered by you as contemplated below, “this Agreement”) will confirm terms and conditions of your employment by Cellular Dynamics International, Inc. (the “Company”). They are as follows:

1.Term of Employment and Duties
(a) Term. You are employed by the Company as Vice President and Interim Chief Financial Officer of the Company. Your employment begins on July 10, 2014 (your “Start Date”) and shall continue until the second business day after the Company’s annual report on Form 10-K for 2014 is filed with the Securities and Exchange Commission (the “Anticipated End Date”) or such earlier date in accordance with notice from the Company at any time for any reason (including, e.g., following the hiring of David Snyder’s successor as chief financial officer of the Company (“CFO”)) pursuant to Section 5 hereof. Your employment with the Company will not continue after the Anticipated End Date except as it may be extended by mutual written agreement between you and the Company.
(b) Employment Duties. During the term of your employment, you agree to devote your best efforts and skill and two thirds (2/3) of your business time and attention to the business and affairs of the Company as required by its business needs. You will report to the Chief Executive Officer (“CEO”) and/or the President of the Company and, as appropriate, Board of Directors of the Company (the “Board of Directors”). You will be the chief financial officer of the Company. You will have the duties and responsibilities typically associated with such position and accordingly will be generally responsible for the Company’s financial reporting, internal controls, corporate treasury, tax, budgeting and other accounting and finance matters. You also will have responsibility for other employees who are performing such services for the Company. You shall perform such other duties as may be assigned to you from time to time by or under authority of the Board of Directors and/or to the Chief Executive Officer and/or the President of the Company, consistent with the foregoing. You will be designated an executive officer of CDI for purposes of the federal securities laws.

2.Compensation
(a) Base Salary. During the term of your employment, the Company will pay you a salary at the rate of $390,000 per year, i.e., $260,000 based on your two-thirds commitment.
(b) Incentive Bonus. The Company in its discretion and subject to further approval of the Compensation Committee of the Company’s Board of Directors may pay a fixed bonus to you for successful completion of your tenure as the Company’s Vice President and Interim Chief Financial Officer and transition of the CFO’s duties and responsibilities to David Snyder’s successor. For clarity and notwithstanding any term or implication in paragraph 3(b) to the contrary, any such bonus shall be your sole incentive compensation and in lieu of any participation by you in the Company’s Annual Incentive Cash Compensation Plan.
(c) Payments; Withholding and Other Taxes. Except as may be expressly otherwise provided herein or in any plan, program or agreement pursuant to which any such other compensation is payable, your salary and any and all bonus or other compensation due hereunder shall be payable according to the regular payroll practices of the Company. The Company will deduct from the payments to be made to you under this Agreement any Federal, State or local withholding or other taxes or charges which the Company is from time to time required to deduct under applicable law, and all amounts payable to you under this Agreement are stated before any such deduction.
(d) Stock Options. The Company has granted you an option to purchase 18,000 shares of the Company’s Common Stock under the Company’s 2013 Equity Incentive Plan (the “Plan”) on the terms set out in the Stock Option Agreement between you and the Company that is being executed and delivered contemporaneously with this Agreement. For clarity and notwithstanding any term or implication in paragraph 3(b) to the contrary, such Option Award shall be your sole participation by you in the Plan as compensation for your services hereunder.
3.Expenses and Benefits
(a) Employee Expenses. The Company will pay or reimburse you for all reasonable expenses, e.g., automobile, travel, and like expenses, ordinarily and necessarily incurred by you in furtherance of the Company’s business upon submission of such substantiation as may be required under, and otherwise in accordance with, the Company’s expense reimbursement policy in effect from time to time with respect to the Company’s senior executive officers.
(b) Fringe Benefits. During the term of your employment, you will be entitled to participate in any health insurance, disability insurance, retirement, and other similar fringe benefit plans of the kinds and in the amounts now or at any time during such term provided generally to senior executive officers of the Company in accordance with the respective terms and conditions thereof on which such officers participate in such plans. You acknowledge that you have no rights in any such plans except as expressly provided under the terms of such plans and that such plans may be terminated, modified or supplemented at any time. You also will be entitled to paid time off and vacations during the term of your employment in accordance with the Company’s policies as in effect from time to time for senior executive officers of the Company. Copies of any plans or other documents describing these benefits will be provided to you upon request.

(c) Effect of Benefits; Timing of Payment. In no event will the reimbursements or in-kind benefits to be provided by the Company pursuant to this Agreement in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will your right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit. Further, any reimbursements to be provided by the Company pursuant to this Agreement shall be paid to you no later than the calendar year following the calendar year in which you incur the expenses.
4.Restrictive Agreement.
As consideration for your employment by the Company and the benefits conferred to you under this Agreement, contemporaneously with the execution and delivery of this Agreement, you will execute and deliver to the Company a form of its Employment, Confidential Information, Invention Assignment and Arbitration Agreement that is substantially in the form to which Mr. Snyder has agreed or as is otherwise is acceptable to you and the Company (the “Restrictive Agreement”).
5.Right to Terminate; Automatic Termination.
(a) Termination without Cause. Subject to Section 6 hereof, the Company may terminate your employment and all of the Company’s obligations under this Agreement at any time and for any reason upon thirty (30) calendar days’ prior written notice to you. For purposes of this Section 3.1(a), the Company reserves the discretion to end your employment at any time during the 30-day notice period; provided, however, the Company will provide you your salary for the remaining portion, if any, of the 30-day notice period.
(b) Termination for Cause. Subject to Section 6 hereof, the Company may terminate your employment and all of the Company’s obligations under this Agreement at any time, without prior notice and without further obligations for Cause. For purposes of this Agreement, “Cause” as determined by the Company shall mean any of the following: (i) you have breached this Agreement or any other agreement to which you and the Company are parties or has breached any other obligation or duty owed to the Company; (ii) you have committed negligence, misconduct, or committed a crime the circumstances of which substantially relate to your employment duties with the Company; (iii) you have taken any action likely to result in discredit to or loss of business, reputation or goodwill of the Company; (iv) you have failed to follow a reasonable direction from the Company’s Chief Executive Officer or its President; and (v) you have failed to perform or neglected the duties and responsibilities assigned to you by the Company.
(c) Termination by Death or Disability. Subject to Section 6 hereof, your employment and all of the Company’s obligations under this Agreement shall terminate automatically, effective immediately upon your death or upon notice of determination of your Disability. For purposes of this Agreement, “Disability” means (i) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) you are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. A determination of Disability shall be made by the Company, which, at its sole discretion, may consult with a physician or physicians satisfactory to the Company and you shall cooperate with any efforts to make such determination. Any such determination shall be conclusive and binding on the parties hereto.
(d) Termination by Resignation. Subject to Section 6 hereof, you may terminate your employment at any time and for any reason upon thirty (30 calendar days’ prior written notice to the Company’s Chief Executive Officer of your resignation from employment with the Company or at such other time as may be mutually agreed between the parties hereto following the provision of such notice. For purposes of this Section 5(d), the Company reserves the discretion to end your employment at any time during the 30-day notice.
6. Compensation and Benefits upon Termination.
If your employment is terminated pursuant to Section 5 hereof, you shall have no further rights against the Company hereunder, except for the right to receive (i) any unpaid base salary through the effective date of termination and (ii) such other benefits in which you are vested or are otherwise entitled under the terms of the applicable plans and arrangements through the effective date of termination including without limitation reimbursement of your business expenses that are reimbursable pursuant to Paragraph 3(a) but have not been reimbursed by the Company as of the date of termination and payment of any accrued vacation under the Company’s vacation/paid time off policy that is unused through the effective date of termination. Except as expressly provided above in this Section 5, any Award Agreement under the Plan including the Stock Option Agreement, or by law, the Company will have no further obligations to you following your termination of employment.
7. Miscellaneous
(a) Section 409A Compliance. The Company and you intend that any amounts or benefits payable or provided under this Agreement comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject you to the payment of the tax, interest and any tax penalty which may be imposed under Section 409A of the Code. The provisions of this Agreement shall be interpreted in a manner consistent with such intent. In furtherance thereof, to the extent that any provision hereof would otherwise result in your being subject to payment of tax, interest and tax penalty under Section 409A of the Code, the Company and you agree to amend this Agreement in a manner that brings this Agreement into compliance with Section 409A of the Code and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to you.
(b) Binding Effect. This Agreement will be binding on the Company and its successors and will inure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.
(c) Governing Law. This Agreement and all questions of its interpretation, performance and enforcement and the rights and remedies of parties will be determined in accordance with the laws of the State of Wisconsin without regard to the laws of any other jurisdiction that otherwise would govern under conflict of law principles.

(d) Integration. This Agreement supersedes any and all prior agreements, whether written or oral, between the Company or any representative thereof and you relating to the services performed by you as an employee (i.e., the Company’s Vice President and Interim Chief Financial Officer) for the Company or your compensation for such services, and all such prior agreements are null and void. For clarity, nothing herein shall be construed to supersede the Restrictive Agreement, the Independent Contractor Agreement between the Company and you dated January 1, 2014 under which you have provided and may provide, other than during the term of your employment hereunder, services to the Company, the confidentiality agreement contemplated in the Independent Contractor Agreement, or any Stock Option Agreement between the Company and you under the Company’s 2008 Equity Incentive Plan, as amended.
(e) Notices. Any notice required or permitted to be given under this Agreement will be in writing and will be deemed given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt at the following addresses or to such other addresses either party shall specify by like notice:
if to the Company:
Cellular Dynamics International, Inc.
Attn: President or Chairman of the Board
University Research Park
525 Science Drive, Suite 200
Madison, WI 53711
and if to you:
Mr. Timothy D. Daley
4126 Meyer Avenue
Madison, WI 53711
(f) Amendment. The Agreement may be amended or modified only upon the written consent of the Company and you.
(g) No Conflicting Obligations or Third Party Consents. You hereby represent and warrant to the Company that (i) neither the execution of this Agreement by you nor the performance of any of your obligations or duties hereunder will conflict with or violate or constitute a breach of the terms of any contractual, statutory or other obligation; and (ii) you are not required to obtain the consent of any firm, corporation or other entity or person in order to enter into this Agreement or to perform any of your obligations or duties hereunder.
[Remainder of page intentionally left blank; signature page follows.]

If this letter correctly sets forth your understanding of our agreement, please sign a copy in the space provided below and return it to the Company.

Very truly yours,

Cellular Dynamics International, Inc.

/s/ Thomas M. Palay
Thomas M. Palay
Vice Chairman of the Board of Directors and President

I confirm my agreement with the
terms and conditions of this letter
as of the date first set forth above.

/s/ Timothy D. Daley
Timothy D. Daley